Exhibit 5

Anastasia D. Kelly Senior Vice President and General Counsel Sears, Roebuck and Co. 3333 Beverly Road Hoffman Estates, IL 60179

November 20, 2002

Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Sears, Roebuck and Co.
3333 Beverly Drive
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

        I am Senior Vice President and General Counsel of Sears, Roebuck and Co. ("Sears"). I have examined (i) Registration Statement No. 333-92082, as amended, as filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $9,500,000,000 aggregate principal amount of debt securities (the "Debt Securities") of Sears Roebuck Acceptance Corp. ("SRAC") for several offerings to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act; (ii) the final prospectus, dated November 20, 2002 (the "Prospectus"), relating to the offering and sale of Debt Securities, which is part of the Registration Statement, and the Prospectus Supplement, dated November 20, 2002 (the "Prospectus Supplement"), relating to the offering and sale up to $1,000,000,000 aggregate principal amount of Medium-Term Notes Series VI ("Notes") of SRAC; (iii) the Indenture dated as of October 1, 2002 between SRAC and BNY Midwest Trust Company, as Trustee, governing the Notes (the "Indenture"); (iv) the Distribution Agreement dated November 20, 2002 among the Company, Sears, Barclays Capital Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as Agents for the Notes; and (v) the forms of Fixed Rate Note and Floating Rate Note. I am familiar with the proceedings heretofore taken, and the additional proceedings proposed to be taken relating to the determination of certain terms not set forth in the forms of the Notes, by SRAC in connection with the authorization, issuance and sale of the Notes.

        I am of the opinion that the Notes have been duly authorized and, when duly issued, executed, authenticated and delivered in the manner provided for in the Indenture and sold and paid for in accordance with the terms of the Distribution Agreement, will be legally issued and will constitute valid and binding obligations of SRAC, enforceable against SRAC in accordance with their terms, except as the foregoing may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and transfer or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). In giving the above opinion, I have relied, with their permission, on an opinion from Morris, Nichols, Arsht & Tunnell addressed to me and dated November 20, 2002.

        I consent to the incorporation by reference of this opinion into the Registration Statement and to the references to me in the Prospectus and Prospectus Supplement.
Very truly yours,
/s/Anastasia D. Kelly